Exhibit 99.1

Epoch Biosciences Not Chosen for Block 1 of JBAIDS Program

BOTHELL, WA, September 26, 2003 — Epoch Biosciences, Inc. (Nasdaq: EBIO), a provider of proprietary products that accelerate genomic analysis, announced that it has received formal notification from the U.S. Army Space and Missile Defense Command that it was not awarded a contract with the United States Department of Defense to provide Block 1 of the Joint Biological Agent Identification and Diagnostic Systems (JBAIDS). Epoch was named a finalist in the competition for the program and was one of only two firms who survived the rigorous four-phase selection process that involved many companies and consortia.

William G. Gerber, M.D., chief executive officer of Epoch, said, “We were proud to be named a finalist by the Department of Defense and are disappointed we will not be involved in the implementation of Block 1. The way MGB Eclipse™ Probe Systems performed in the selection process was an important validation of our technology, and the work we did to support our submissions will benefit our entry into the diagnostic field.”

“We have not included JBAIDS revenues in our forecasts nor have we counted on the award to support our strategic initiatives in the research or diagnostic markets,” Gerber said. “Therefore, our outlook for this fiscal year remains unchanged.”

JBAIDS is a compact, portable, ruggedized diagnostic system capable of reliable simultaneous identification of ten biological warfare agents, being developed under the direction of the Program Executive Office for Chemical and Biological Defense.

Epoch issued a statement earlier today regarding information that was posted on a Department of Defense web site indicating that another company had been awarded the contract. Epoch sought clarification from the contracting agency and issued the current announcement when confirmation was obtained.

About Epoch Biosciences
Epoch Biosciences, Inc. develops and sells proprietary products with commercial applications in the genomics and molecular diagnostics fields. Epoch’s technology has numerous applications including the detection of inherited diseases and single nucleotide polymorphisms (SNPs) to identify individuals at risk for disease or adverse drug reactions. The Company’s chemical reagents enhance the performance of genetic analysis procedures, and are compatible with the majority of DNA analysis systems currently employed or under development for research and diagnostic uses. The Company licenses its chemistries to leading genomics companies for incorporation in their systems and distribution to end-users. Information about Epoch is available at www.epochbio.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties, including but not limited to the possibility that Epoch’s products and technology may not be commercially accepted, may be uneconomical to market; that third parties hold proprietary rights that preclude Epoch or its licensees from marketing them; or, that third parties market a superior product. These factors and others may cause actual results to differ materially from the anticipated results. Additional information about potential risk factors that could affect Epoch Biosciences’ business and financial results is included in Epoch’s annual report on Form 10-K for the year ended December 31, 2002 and in other reports filed from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as to the date of this release and Epoch undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.